Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Innovus Pharmaceuticals, Inc. on Post Effective Amendment No. 2 to the Form S-1 to be filed on or about November 19, 2012 of our report dated March 30, 2012, on our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 and for the period from inception (October 31, 2008) through December 31, 2011. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

(Signed Manually)

/s/ EISNERAMPER LLP

Edison, New Jersey

November 19, 2012